UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

January 26, 2010

____________________________

DIAGNOSTIC IMAGING INTERNATIONAL CORP.

(Exact name of registrant as specified in charter)

NEVADA

(State or other Jurisdiction of Incorporation or Organization)

333-1364363	848 N. Rainbow Blvd. #2494 Las Vegas, Nevada 89107	98-0493698
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(866) 223-2005

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On January 23, 2010, to provide additional operational experience to the management of the company, the board of directors made certain changes in the officer positions of Diagnostic Imaging International Corp. (“DIIC”).  Richard Jagodnik, the then Chief Executive Officer, President and Chairman of the Board of DIIC, voluntarily resigned as the Chief Executive Officer and President and was appointed the Chief Financial Officer.  Mitchell Geisler was appointed the Chief Executive Officer and a director of DIIC and the President of its subsidiary, Canadian Teleradiology Services, Inc. (“CTS”).  Mr. Geisler was also appointed the Chairman of the Board of DIIC to replace Mr. Jagodnik in that role.  Mr. Jagodnik will continue as a director of DIIC.

Mr. Mitchell Geisler is the Chief Executive Officer and Chairman of the Board of DIIC, and the President of DIIC’s subsidiary, CTS. Mr. Geisler has been working as a consultant to DIIC and CTS since early 2009.  Mr. Geisler has over 20 years experience in business, ranging from business start ups, operations, expansion, branding and client customer relations, in a variety of industries including medical, hospitality and mining. Mr. Geisler has 10 years experience in operating public companies, which companies have traded in the over the counter bulletin board market. In addition to his new position with DIIC, Mr. Geisler has been the Chief Operating Officer and a director of Pacific Gold Corp. since 2004 and President and a director of Pacific Gold Corp’s operating subsidiaries since 2003, including Oregon Gold Inc. from 2003 to 2009.  Mr. Geisler is a graduate of Toronto’s York University in Toronto, and also studied at the University of Tel Aviv.

Mr. Geisler will not be employed pursuant to a written employment agreement.  At his assumption of the positions with DIIC, Mr. Jagodnik transferred to Mr. Geisler an aggregate of 2.8 million shares, which will be held as restricted stock of an affiliate and have a value of $560,000.  Mr. Geisler will be eligible to participate in the performance equity plan and may be offered an employment agreement as determined from time to time by the board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Diagnostic Imaging International Corp.
(Registrant)

Date: January 26, 2010	By:	/s/ Richard Jagodnik
Richard Jagodnik
Chief Financial Officer

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